UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: February 24, 2012

(Date of earliest event reported)

eResearchTechnology, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-29100	22-3264604
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1818 Market Street, Philadelphia, PA	19103
(Address of principal executive offices)	(Zip Code)

215-972-0420

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Equity Awards

At its meeting held on February 24, 2012, the Compensation Committee (the “Committee”) of our Board of Directors approved dollar values for awards of stock options and restricted stock to be granted on February 28, 2012, the first business day following the release of our results of operations for the year ending December 31, 2011 (the “Grant Date”). Both the stock options and the shares of restricted stock were awarded pursuant to our Amended and Restated 2003 Equity Incentive Plan, as amended. The options were issued with an exercise price equal to the closing price of our common stock on the Grant Date, have a term of seven years and were incentive options to the maximum extent permitted. The options will vest and the restrictions on the restricted stock will lapse in four equal consecutive annual installments commencing one year from the Grant Date. The number of shares of restricted stock and the number of stock options granted to each executive officer was determined based on the respective dollar value approved by the Committee for each executive officer, divided by the closing price of our common stock on the Grant Date for restricted stock and the fair value of options on the Grant Date using the Black-Scholes option-pricing model for stock options. The dollar value of the equity awards approved by the Committee for our named executive officers and the number of stock options and shares of restricted stock granted to those named executive officers were as follows:

Executive Officer	Stock Option Value	Number of Options	Restricted Stock Value	Number of Restricted Shares
Jeffrey S. Litwin, M.D.
President and Chief Executive Officer	$283,250	89,072	$283,250	43,644
Keith D. Schneck
Executive Vice President and Chief Financial Officer	$123,600	38,868	$123,600	19,045
Thomas P. Devine
Executive Vice President and Chief Information Officer	$100,425	31,580	$100,425	15,474
Amy Furlong
Executive Vice President and Chief Operations Officer	$105,060	33,038	$105,060	16,188
Joel Morganroth, M.D.
Executive Vice President and Chief Scientific Officer	$123,750	38,915	$123,750	19,068

2012 Bonus Plan

At its meeting, the Committee, also approved the 2012 Bonus Plan (the “2012 Plan”). The 2012 Plan was effective on January 1, 2012 and will remain effective for fiscal year 2012. The purpose of the 2012 Plan is to promote the interests of the Company and its stockholders by providing employees with financial rewards upon achievement of specified business objectives, as well as help us attract and retain employees by providing attractive compensation opportunities linked to performance results. All of our employees are eligible to participate in the 2012 Plan, subject in some cases to certain waiting periods and with the exception that certain sales personnel participate in a separate commission incentive plan instead of the 2012 Plan.

Bonuses payable under the 2012 Plan are approved by the Committee. Bonuses payable to eligible participants are based on a variety of factors, including both objective and subjective criteria, though bonuses payable to our executive officers will be based solely on objective criteria. The objective criteria consist of targets for revenue, non-GAAP net income and the revenue projected to be generated by new contracts into which we enter regardless of when we actually recognize the revenue (the “Contract Revenues”).

The bonus opportunity for each of our named executive officers under the 2012 Bonus Plan, as well as the percentage of that opportunity allocated to the objective criteria outlined above, are set forth below:

		Percentage of Bonus Opportunity Allocated To *
Executive Officer	Bonus Opportunity	Revenues	Non-GAAP Net Income
Jeffrey S. Litwin, M.D	$424,875	40%	60%
Keith D. Schneck	$164,800	25%	75%
Thomas P. Devine	$167,375	40%	60%
Amy Furlong	$175,100	25%	75%
Joel Morganroth, M.D	$247,500	40%	60%

*	Note that Contract Revenues are not a criterion under the 2012 Bonus Plan for any of the named executive officers.

The revenue target at which bonus plan participants would earn 100% of the bonus opportunity attributable to that target is slightly above the range for revenues provided as guidance for 2012 in the Company’s press release issued on February 27, 2012, while the non-GAAP net income target at which 100% would be earned is within that guidance. The Committee intends that the plan participants earn the full bonus opportunity with respect to revenues only if the Company exceeds the revenues target set forth in its financial business plan, while earning the full bonus opportunity provided the Company executes its plan with respect to non-GAAP net income.

Our named executive officers will be eligible to receive 50% to 125% of the 2012 bonus opportunity noted in the table above that is allocable to each objective target category provided that we achieve at least 90% of the revenue target and at least 85% of the non-GAAP net income target. The actual bonus earned will be based on the extent to which our 2012 revenues and non-GAAP net income meet thresholds established by the Committee.

Bonuses are payable based on the extent to which annual targets have been achieved, with the bonuses (if any) normally being paid within ninety (90) days after the end of the calendar year in which the bonuses were earned. Bonuses normally will be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings, as applicable.

Notwithstanding the foregoing, the Committee retains the discretion under the 2012 Plan to adjust the amount of any bonus to be paid, regardless of whether or the extent to which any of the objective criteria, including revenue, non-GAAP net income and Contract Revenues targets, are achieved.

Other Matters

The Committee also approved Joel Morganroth’s 2012 salary and car allowance at $495,000 and $12,000, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eResearchTechnology, Inc.
(Registrant)

Date: March 1, 2012	By:	/s/ Keith D. Schneck
Keith D. Schneck,
Executive Vice President, Chief Financial Officer and Secretary